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                                                                 EXHIBIT 8



                                  Stroock & Stroock & Lavan LLP
                                         180 Maiden Lane
                                        New York, NY 10038


July 24, 1997


Interpool, Inc.
211 College Road East
Princeton, New Jersey 08540

Re:  Interpool Inc.
     Interpool Capital Trust
     Registration Statement on Form S-4 (File No. 333-27865)


Ladies and Gentlemen:

We have acted as special tax counsel for Interpool Inc. ("Interpool") and Interpool Capital Trust (the "Trust") in connection with the offer to exchange up to $75,000,000 aggregate liquidation amount of the Trust's 9 7/8% Series B Capital Securities which are being registered under the Securities Act of 1933, as amended, for a like aggregate liquidation amount of the Trust's outstanding 9 7/8% Series A Capital Securities. Capitalized terms used but not defined herein have the meanings as provided in the prospectus (the "Prospectus") that is part of Amendment No. 1 to the Registration Statement (the "Registration Statement") on Form S-4 filed by Interpool and the Trust with the Securities and Exchange Commission on July 25, 1997.

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement,
(ii) the Amended and Restated Declaration of Trust dated as of January 27, 1997 (the "Trust Agreement"), (iii) the Indenture, and (iv) the Guarantee. We have also examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. For purposes of the opinion, we have assumed that the Trust Agreement, the Indenture, the Guarantee, and any other operative documents executed in connection with the Exchange Offer are valid under relevant state laws, that the Trust is properly formed and organized in accordance with the laws of the State of Delaware, and that the Regular Trustees will conduct the affairs of the Trust in accordance with the Trust Agreement.

Based on the foregoing and subject to the qualifications hereinafter expressed, the discussion of the federal income tax consequences contained in the Prospectus under the caption "Certain Federal Income Tax Considerations," as qualified therein, to the extent that it addresses matters of law or constitutes legal conclusions, accurately describes, in general terms, our opinion of the
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Interpool, Inc.
July 24, 1997
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material federal income tax consequences of the purchase, ownership and disposition of Capital Securities.

The opinion expressed above is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury regulations, published interpretations of the Code and such Treasury regulations by the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any such changes may or may not be retroactively applied.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to us in the Prospectus and to the filing of this opinion as an exhibit to any application made by or on behalf of the Company or any dealer in connection with the registration of the Series B Capital Securities under the securities or blue sky laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Stroock & Stroock & Lavan LLP
Stroock & Stroock & Lavan LLP